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                                                                   EXHIBIT 28(b)

                             NOTICE OF STOCK OPTION
                              GRANTED May 30, 2000
                                ("Grant Notice")

To Charles C. Conaway

1. Grant. Pursuant to Section 10(c) of the Employment Agreement dated May 30, 2000 between Kmart Corporation (the "Company") and you (the "Employment Agreement"), you are hereby granted, effective May 30, 2000, a Nonqualified Stock Option to purchase 2,500,000 shares of Common Stock of the Company at $7.63 per share, subject to the terms of this Grant Notice.

2. Vesting. Subject to the provisions of Paragraph 4 below, this option shall become vested and exercisable in four equal installments on May 30, 2002, May 30, 2003, May 30, 2004 and May 30, 2005.

3. Expiration Date. This option, unless sooner terminated or exercised in full, shall expire on May 31, 2010.

4. Certain Terminations. If your employment is terminated prior to the vesting date(s) set forth in Paragraph 2 above by the Company without Cause or there is a Constructive Termination (as such Capitalized Terms are defined in the Employment Agreement), (i) any unvested portion of this option shall immediately become vested and exercisable in full and (ii) this option shall continue to be exercisable until the lesser of 36 months from the date of termination of employment or its scheduled expiration date under Paragraph 3 above, at which time it shall terminate. In the event of termination due to death or Disability (as such capitalized term is defined in the Employment Agreement), (x) any unvested portion of this option shall immediately become vested and exercisable in full and (y) this option shall continue to be exercisable until the lesser of 12 months from the date of death or Disability or its scheduled expiration date under Paragraph 3 above, at which time it shall terminate. If your employment is terminated prior to the vesting date(s) set forth in Paragraph 2 above for any reason other than as provided above in this Paragraph 4, (a) any unvested portion of this option shall be immediately forfeited and any vested portion of this option shall continue to be exercisable until the lesser of three months from the date of termination or the scheduled expiration date under Paragraph 3 above, at which time it shall terminate. Notwithstanding anything to the contrary in this Paragraph 4, if you violate the provisions of Section 12 of the Employment Agreement, this option shall be immediately forfeited.
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5. Change in Control. In the event of a Change in Control (as defined in the
Employment Agreement), this option shall immediately become vested and exercisable in full and shall continue to be exercisable until its scheduled expiration date under Paragraph 3 or 4 above or, if sooner, its exercise in full.

6. Payment of Option Price. The option price for the shares for which this option is exercised by you shall be paid by you, on the date the option is exercised, in cash, in shares of Common Stock owned by you for at least six months prior to the date of exercise or a combination of the foregoing. Any share of Common Stock delivered in payment of the option price shall be valued at its Fair Market Value, (as such Capitalized Term is defined in the Kmart Corporation 1997 Long-Term Equity Compensation Plan).

7. Treatment under IRC. This option shall not be treated as an incentive stock option under the Internal Revenue Code.

8. Exercisability of Option. This option shall be exercisable during your lifetime only by you in accordance with the terms hereof and shall not be assignable or transferable except by will or the laws of descent and distribution. If you die or become disabled, any shares issuable upon exercise of this option shall in the case of death be issued to the legal representative of your estate, and may in the case of Disability be issued to the legal representative or guardian. The Compensation and Incentives Committee may require an indemnity and/or such evidence or other assurances as it may deem necessary prior to such issuance.

9. Adjustments in Shares. If the number of outstanding shares of Common Stock shall, at any time, be increased or decreased or changed or converted into cash or other property as a result of (a) any subdivision or consolidation of shares, stock dividend, stock split, recapitalization, reclassification or similar capital adjustment or (b) any combination, exchange of shares or similar event arising from the Company's participation in any corporate merger, consolidation or similar transaction in which the Company is the surviving entity and is not substantially or completely liquidated, the number and kind of shares with respect to which this option may thereafter be exercised and the exercise price shall be appropriately adjusted. Any fractional shares resulting from such adjustments shall be disregarded.

10. SEC Registration. Prior to the vesting date(s) set forth in Paragraph 2 above (or if this option becomes exercisable prior to that date, then as promptly as practicable thereafter), the Company shall file a registration statement on Form S-8 (or any successor form) with the SEC under the Securities Act of 1933 (the "Act") covering the issuance of the shares issuable upon exercise of this option and shall maintain the effectiveness of such registration statement until this option is exercised in full or expires.
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11. Offset and Reduction. This option is subject to the offset and reduction provisions set forth in Section 10(g) of the Employment Agreement.

12. Transferability of Option. Except for transfers of options permitted under the General Instructions to Form S-8 under the Act and currently in effect and as may be amended in the future, this option shall not be assignable or transferable except by will or the laws of descent and distribution.

13. Withholding Tax. Notwithstanding anything to the contrary in this Grant Notice, the obligations of the Company to issue stock upon exercise of this option shall be contingent upon your satisfaction of all applicable withholding tax requirements. Such issuance shall be subject to reduction in the number of such shares if necessary, to comply with applicable withholding tax obligations.

         You may elect, in such form and at such time as the Company may prescribe, to satisfy any tax required to be withheld under applicable federal, state or local law upon exercise of this option, in whole or in part, by either having the Company withhold whole shares of Kmart Corporation Common Stock or by delivering other whole shares of Kmart Corporation Common Stock owned by you for at least six months, having a Fair Market Value (as such Capitalized Term is defined in the Kmart Corporation 1997 Long-Term Equity Compensation Plan) equal to the amount withheld.

14. Notices. Any notice by you to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to you shall be in writing and shall be deemed duly given if mailed to you at the address last specified to the Company by you.

15. General. The validity and construction of this Grant Notice shall be governed by the laws of the State of Michigan without reference to principles of conflicts of laws.

         This option is not granted pursuant to the Kmart Corporation 1997 Long-Term Equity Plan. However, except as expressly set forth herein or in the Employment Agreement, this option shall be governed by the terms of such Plan; provided, however, that Section 13.3 of the Plan shall be expressly disregarded for purposes of this Grant Notice. If there is any conflict between such Plan and this Grant Notice, this Grant Notice shall govern. If there is any conflict between the Employment Agreement and either the Grant Notice or the Plan (including, but not limited to, Section 13.3), the Employment Agreement shall govern.

         The obligation of the Company to issue and deliver any stock under this option is specifically subject to all applicable laws, rules, regulations and required governmental approvals. The

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Company shall use its reasonable best efforts to obtain such approvals as promptly as practicable.





                                             Kmart Corporation



                                             By:   /s/ N.W. LaDuke
                                                 ----------------------


Accepted and agreed:




  /s/ Charles C. Conaway
---------------------------
   Charles C. Conaway